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                                                                    EXHIBIT 11.1



                              HARBINGER CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                       Three Months Ended
                                                            March 31
                                                      --------------------
                                                        2000         1999
                                                      -------      -------
Basic:



    Net income .................................      $ 1,372      $ 2,341
                                                      =======      =======

    Weighted average number of common
      shares outstanding
                                                       39,439       39,879
                                                      =======      =======

    Basic earnings per share ...................      $  0.03      $  0.06
                                                      =======      =======

Diluted :



    Net income .................................      $ 1,372      $ 2,341
                                                      =======      =======

    Weighted average number of common
      shares outstanding .......................       39,439       39,879

    Effect of potentially dilutive stock options        2,764          567

    Effect of potentially dilutive warrants ....           43            5
                                                      -------      -------

    Weighted average number of common
      shares outstanding assuming dilution......       42,246       40,451
                                                      =======      =======

    Diluted earnings per share .................      $  0.03      $  0.06
                                                      =======      =======




Computational Note:

         In connection with the computation of diluted earnings per share for the quarters ended March 31, 2000 and 1999 options to purchase 129,000 and 6,000,000 shares of common stock were excluded because the options' exercise price exceeded the average market price of the common shares, and therefore, the effect would be antidilutive.